As filed with the Securities and Exchange Commission on January 7, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peraso Inc.

(Exact name of Registrant as specified in its charter)

Delaware	77-0291941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2309 Bering Drive

San Jose, CA 95131

(408) 418-7500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ronald Glibbery

Chief Executive Officer

Peraso Inc.

2309 Bering Drive

San Jose, CA 95131

(408) 418-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Blake Baron, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue, 25th Floor

New York, NY 10022

(917) 546-7709

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common stock, par value $0.001 per share	9,295,097(2)	$ 3.80	$35,321,369	$3,274.29

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar issuance and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)

Represents up to 9,295,097 shares of common stock of Peraso Inc. that may be issued upon exchange, retraction, or redemption of up to 9,295,097 exchangeable shares issued by 2864555 Ontario Inc., which is a wholly-owned Canadian subsidiary of, to former shareholders of Peraso Technologies Inc. who elected to receive the exchangeable shares of Ontario Inc., in connection with Peraso Inc.’s acquisition of all of the issued and outstanding common shares of Peraso Technologies Inc.

(3)

Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of shares of common stock of Peraso Inc. on the Nasdaq Stock Market LLC on January 6, 2022 which was $3.80.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No securities may be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated:  January 7, 2022

PROSPECTUS

PERASO INC.

Up to 9,295,097 Shares

Common Stock

This prospectus relates to shares of our common stock, par value $0.001 per share, that we may issue, from time to time, upon exchange, retraction, or redemption of exchangeable shares of 2864555 Ontario Inc., which is a wholly-owned Canadian subsidiary of ours that is referred to in this prospectus as “Canco.” We refer to the exchangeable shares of Canco as the “exchangeable shares” and to Peraso Inc. as the “Company,” “Peraso”, “we,” or “us.”

In connection with our acquisition (the “Arrangement”) of all of the issued and outstanding common shares of Peraso Technologies Inc. (“PerasoTech”), the exchangeable shares were issued by Canco to PerasoTech shareholders who made a valid election to receive exchangeable shares of Canco in lieu of receiving shares of our common stock. The issuance of the exchangeable shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance was made in reliance upon the exemption from registration provided by section 3(a)(10) of the Securities Act on the basis of the approval of the Ontario Superior Court of Justice. Each exchangeable share may be exchanged at the election of the holder for one share of our common stock. In addition, under certain circumstances, Canco can redeem the exchangeable shares in exchange for shares of our common stock on a one-for-one basis.

Because the shares of our common stock offered by this prospectus will be issued only in exchange for or upon retraction or redemption of the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Peraso’s common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “PRSO.”

Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” on page 6 of this prospectus and the information included and incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2022.

About This Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. As permitted under the rules of the SEC, this prospectus incorporates important information about Peraso that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the shares of common stock described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Forward-Looking Statements

This prospectus and the information incorporated by reference in this prospectus may include predictions, estimates and other information that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act . These forward-looking statements do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Arrangement. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “would,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on the beliefs of the management of Peraso, as the case may be, as well as the current expectations and assumptions, which such management believes to be reasonable, based on available information and involve a number of risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond our control. As such, our actual results may differ significantly from those expressed in any forward-looking statements.

These risks and uncertainties include, but are not limited to, factors and matters described or incorporated by reference in this prospectus and the following factors: (1) the ability to synergize the post-Arrangement business and otherwise realize anticipated benefits from the Arrangement; (2) unexpected costs, charges or expenses resulting from the Arrangement; (3) litigation relating to the Arrangement; (4) competition from larger and more established companies in Peraso’s markets; (5) Peraso’s ability to successfully grow its business; and (6) legislative, regulatory and economic developments, including changing business conditions in the industries in which Peraso operates and the economy in general as well as financial performance and expectations of Peraso’s existing and prospective customers. Additional factors that may affect the future results of Peraso are set forth in filings that Peraso makes with the SEC from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2020 and its definitive proxy statement filed with the SEC on October 18, 2021, which are available on the SEC’s website at www.sec.gov, as well as factors discussed under the “Risk Factors” section of this prospectus.

In light of the significant risks and uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that such results will be achieved, and readers are cautioned not to place undue reliance on such forward-looking information, which speak only as of the date hereof. Except as required by law, we undertake no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For all of these reasons, Peraso stockholders should not place undue reliance on forward-looking statements.

Our Company

The description of our business under the heading “Business – Business Description” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our definitive proxy statement filed with the SEC on October 18, 2021, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, is incorporated by reference into this prospectus.

Business Combination

On December 17, 2021, pursuant to the terms and conditions of an arrangement agreement, dated as of September 14, 2021, as amended, by and among the Company, 2864552 Ontario Inc., Canco and PerasoTech we acquired all of the issued and outstanding common shares of PerasoTech by way of a statutory plan of arrangement under the Business Corporations Act (Ontario), resulting in PerasoTech becoming an indirect wholly-owned subsidiary of the Company. On December 20, 2021, the Company changed its name to “Peraso Inc.” and began trading on Nasdaq under the symbol “PRSO.”

Our Products

We are a fabless semiconductor company and derive our revenue from selling: i) semiconductor devices and modules based on using our proprietary semiconductor devices and ii) licensing of intellectual property (“IP”). We operate our business under two product lines, PerasoTech mmWave and 5G and MoSys Acceleration.

PerasoTech

PerasoTech’s primary focus is on mmWave wireless technology. mmWave is generally described as the frequency band from 24 GHz to 300 GHz. There are two industry standards that incorporate mmWave technology for wireless communications: (1) IEEE 802.11ad/ay; and (2) 3GPP Release 15-17 (commonly referred to as 5G). PerasoTech has developed and continues to develop products that conform to these standards.

mmWave ICs

The first product line from PerasoTech operated in the 60 GHz band and conformed to the IEEE 802.11ad standard. This product line included a baseband IC, several variations of mmWave radio frequency (“RF”) ICs, as well as associated antenna technology. The second product line is currently in development and addresses the 5G mmWave opportunity. Given PerasoTech’s extensive experience in the development of mmWave technology, 5G mmWave, is a logical adjacent market.

The first market that was targeted was the 60GHz IEEE 802.11ad market. PerasoTech’s 60GHz IEEE802.11ad products had two very important advantages over traditional 2.4GHz / 5GHz Wi-Fi products: very high data rates (up to 4.5 Gb/s) and low latency (less than 5ms). The first application that had traction was outdoor broadband. This included applications such as point-to-point (“PtP”) backhaul links or fixed wireless access (“FWA”) using point-to-multipoint links (“PtMP”). Products using the 60GHz band are for this market. Since the spectrum is unlicensed (free), wireless carriers can provide services without having to spend significantly on wireless spectrum. We are a leading supplier of semiconductors in the PtP and PtMP markets. PerasoTech is currently shipping to leading equipment suppliers in this space, as well as directly to service providers who are building their own equipment. PerasoTech brings key advantages to the market. First, PerasoTech’s products support the spectrum from 66 GHz to 71 GHz. These are often referred to as channels 5 and 6 in the 802.11ad/ay specifications. The key advantage in supporting these channels is that the signals are able to propagate much further than channels 1-4; this is a result of significantly lower oxygen absorption at frequencies above 66 GHz. Currently, PerasoTech customers have achieved links in the range of 25 kilometers, which is substantially longer than any 60 GHz links in the past.

In the indoor area, the 802.11ad technology is ideal for high speed, low latency video applications. In an indoor situation, PerasoTech products can support 3 Gb/s links with under 5ms of latency. Example applications include:

•AR/VR links between the headset and the video console;

•USB video cameras for corporate video conferencing;

•Wireless security cameras; and

•Smart factory safety and surveillance.

Operationally, PerasoTech is a world leader in the manufacturing of mmWave devices. PerasoTech has pioneered a high-volume mmWave production test methodology using standard low cost production test equipment. It has taken PerasoTech several years to refine performance of this production test methodology, and this has placed PerasoTech in a leadership position in addressing operational challenges of delivering mmWave products into high-volume markets.

Modules

PerasoTech has recently augmented its business model by selling complete mmWave modules. The primary advantage provided by a module is the silicon and the antenna are integrated into a single device. A differentiating characteristic of mmWave technology is that the RF amplifiers must be as close as possible to the antenna to minimize loss. By providing a module, Peraso can guarantee the performance of amplifier/antenna interface which simplifies the RF design engineering, facilitating more opportunities for new companies that have not provided RF type systems as well as shortening the time to market for new products. It is possible for third parties to provide module products, but, because PerasoTech has world class mmWave antenna intellectual property, it can provide a highly competitive solution as it owns and produces the module components.

Acceleration and other IC products

Our Acceleration products include our Accelerator Engine ICs, which include our Bandwidth Engine and  Programmable HyperSpeed Engine products, and our quad-partition rate SRAM memory ICs.

Bandwidth Engine

The Bandwidth Engine is a memory-dominated IC that has been designed to be a high-performance companion IC to packet processors and is targeted for high-performance applications where throughput is critical. While the Bandwidth Engine primarily functions as a memory device with a high-performance and high-efficiency interface, it also can accelerate certain processing operations by serving as a co-processor element. Our Bandwidth Engine ICs combine: (1) our proprietary high-density, high-speed, low latency embedded memory, (2) our high-speed serial interface technology, or SerDes, (3) an open-standard interface protocol and (4) intelligent access technology. We believe an IC combining our 1T-SRAM memory and serial interface with logic and other intelligence functions provides a system-level solution and significantly improves overall system performance at lower cost, size and power consumption. Our Bandwidth Engine ICs can provide up to and over 6.5 billion memory accesses per second externally and 12 billion memory accesses per second internally, which we believe is more than three times the performance of current memory-based solutions. They also can enable system designers to significantly narrow the gap between processor and memory IC performance. Our customers that design Bandwidth Engine ICs onto the line cards in their systems will re-architect their systems at the line-card level and use our product to replace traditional memory solutions. When compared with existing commercially available solutions, our Bandwidth Engine ICs may:

•	provide up to four times the performance;
•	reduce power consumption by approximately 50%;
•	reduce cost by greater than 50%; and
•	result in a dramatic reduction in IC pin counts on the line card.

Our Bandwidth Engine 2 IC products contain 576 megabits, or Mb, of memory and use a SerDes interface with up to 16 lanes operating at up to 12.5Gbps per lane. We have been shipping our Bandwidth Engine 2 IC products since 2013. We continue to win new designs for this device family, and expect these products to be our primary revenue source for the foreseeable future.

Our Bandwidth Engine 3 IC products contain 1152Mb of memory and use a SerDes interface with up to 16 lanes operating at up to 25Gbps per lane. Our Bandwidth Engine 3 ICs target support for packet-processing applications with up to five billion memory single word accesses per second, as well as burst mode to enable full duplex buffering up to 400 Gbps for ingress, egress and oversubscription applications. The devices provide benefits of size, power, pin count, and cost savings to our customers.

Programmable HyperSpeed Engine

Our Programmable HyperSpeed Engine IC products combine the features of our Bandwidth Engine IC with 32 RISC processors to allow the customer to embedded user-defined functions or algorithms. The Programmable HyperSpeed Engine ICs further leverage our proven serial interface technology and high-density integrated memory with the processor engine architecture to enable high-speed customizable search, security, and data analysis functions for networking, security, and data center applications, as well as new markets such as video and compute acceleration. The product architecture features 32 search-optimized processor engines, data flow schedulers, and over a terabit of internal access bandwidth. The device leverages our GCI interface technology and high-density integrated memory (1152Mb of 1T-SRAM embedded memory).

QPR

Our quad partition rate, or QPR, family of low cost, ultra-high speed SRAM memory devices optimized for FPGA-based systems. Our QPR memory technology features an architecture that allows for parallel accesses to multiple partitions of the memory simultaneously and allows access of up to 576 bits per read or write cycle. The QPR device includes four independent partitions per input/output and each partition functions as a stand-alone random-access SRAM. The high-performance interface, larger density and the multiple partitions work together to support multiple independent functional blocks within an FPGA with one QPR device. The MoSys MSQ220 and MSQ230 QPR devices are ideally suited for random-access applications. MoSys also offers an optional FPGA

RTL memory controller to simplify the interface to its high capacity 567Mb or 1Gb devices. We also offer an RTL memory controller that presents an SRAM-like interface to simplify the QPR design effort.

The target applications are FPGA-based and include a broad range of markets, including test and measurement, 5G networks, router, switching, security, computational storage, database acceleration, Big Data, aerospace and defense, advanced video, high-performance computing, machine learning and AI and other data-driven areas.

LineSpeed Flex PHYs

Our LineSpeed Flex family of 100G physical interface layer (PHY) devices are designed to support industry standards and includes gearbox, multi-link gearbox and high density clock data recovery, or retimer devices designed to enable Ethernet and optical transport networking line card applications to support the leading electrical and optical interfaces.

IP Licensing

mmWave

Historically, PerasoTech has generated revenues from licensing its mmWave technologies to customers and partners.

1T-SRAM

Historically, we licensed our IT-SRAM memory technology on a worldwide basis to semiconductor companies, electronic product manufacturers, foundries, intellectual property companies and design companies. Most of these licensees incorporated our technology into ICs that they sold to their customers, and, in the case of IT-SRAM licenses, pay a royalty to us for each IC shipped that incorporates our technology.

Virtual Accelerator Engines

Our new VAE product line that consists of software, firmware and other IP, such as register-transfer level, or RTL, code and utilizes a common application programming interface and common RTL interface to facilitate platform portability. This new product line will include multiple function accelerator platform products, which target specific application functions and will use a common software interface to allow performance scalability over multiple hardware environments. These function accelerator platform products are hardware agnostic and operate with or without one of our Accelerator Engine ICs. For example, our VAE IP can run on a processing unit IC or FPGA that is not attached to a MoSys IC or an FPGA that is attached to a MoSys IC, such as the Bandwidth Engine or Programmable HyperSpeed Engine.

Our initial VAE product is our graph memory engine, or GME, accelerator IP, which is part of our packet classification platform, for performing embedded search and classification of packet headers. A typical use would be an alternative to ternary content-addressable memory, or TCAM, which is a specialized type of high-speed memory that searches its entire contents in a single clock cycle. While TCAMs enable the highest levels of performance, they are monolithic ICs that are limited in capacity and consume large amounts of power. In comparison, our GME IP can be integrated into the existing processor chip or chipset with no additional stand-alone IC required. Our proprietary platform software enables the compilation of TCAM images into graphs for GME processing utilizing a wider range of memory types including DRAM.

We believe our VAE IP will generate new opportunities that require less up-front architectural changes by system designers and provide a scalable capacity and performance roadmap of options using our Accelerator Engine ICs. We expect to begin achieving production licenses for these products in the second half of 2022.

Risk Factors

Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed below and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus and which may be amended, supplements or superseded from time to time by other reports we file with the SEC in the future, and under the heading “Risk Factors” in our definitive proxy statement, filed with the SEC on October 18, 2021, which is incorporated by reference into this prospectus and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose part or all of your investment.

COVID-19

The full effects of COVID-19 and other potential future public health crises, epidemics, pandemics or similar events are uncertain and could have a material and adverse effect on our business, financial condition, operating results and cash flows.

The global outbreak of the coronavirus disease 2019, or COVID-19, was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the world economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The extent of the impact on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions that foreign government agencies if the U.S., Canada and other countries continue to take to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted.

In accordance with applicable governmental ordinances generally exempting essential businesses and/or critical infrastructure workforces from mandated closures and orders to “shelter-in-place,” we are operating in support of essential products and services, subject to limitations and requirements in applicable provincial, state and county orders. We have been complying with county, state and provincial orders and have implemented a teleworking policy for our employees and contractors and significantly minimized the number of employees who visit our office. Since the outbreak of COVID-19, while we have experienced increased lead times for wafers, substrates and assembly services, we have experienced impact to our production operations. However, a facility closure, work slowdowns or temporary stoppage at one of our manufacturing suppliers could occur, which could have a longer-term impact and could delay our production and ability to conduct business and negatively impact our business, financial condition, operating results and cash flows.

If our workforce is unable to work effectively, including because of illness, quarantines, absenteeism, government actions, facility closures, travel restrictions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted. We may be unable to produce and sell our IC products and modules, and our costs may increase as a result of the COVID-19 outbreak. The impacts could worsen if there is an extended duration of any COVID-19 outbreak or a resurgence of COVID-19 infection in affected regions after they have begun to experience improvement as it occurred, for instance, due to the recent emergence of the omicron variant, and prior emergence of the delta variant, of COVID-19.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets. We may be unable to access the capital markets in the future, and additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

Risks Related to the Exchangeable Shares

Holders of exchangeable shares are expected to experience a delay in receiving shares of our common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

Holders of exchangeable shares who request to receive shares of our common stock in exchange for their exchangeable shares will not receive shares of our common stock until several business days after the applicable request is received. During this period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such holder of exchangeable shares upon a subsequent sale of the common stock received in the exchange.

Use of Proceeds

Because the common stock will be issued upon exchange of the exchangeable shares, we will receive no cash proceeds from the offering.

The Exchangeable Shares

The rights of holders of exchangeable shares, including exchange rights, are described in the terms of the Plan of Arrangement, which is included as Schedule A to the Arrangement Agreement that is included as Exhibit 2.1 to this registration statement of which this prospectus forms a part.

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Plan of Distribution

The shares of common stock offered in this prospectus will be issued in exchange for exchangeable shares as described in the terms of the Plan of Arrangement, which is included as Schedule A to the Agreement, which is included as Exhibit 2.1 to this registration statement of which this prospectus forms a part. No broker, dealer or underwriter has been engaged in connection with this offering.

Income Tax Considerations

Material Canadian Federal Income Tax Considerations

The following summary describes the material Canadian federal income tax considerations in respect of an exchange or redemption of exchangeable shares, and the holding and disposition of shares of Peraso common stock (“Peraso shares”) acquired upon the exchange or redemption of the exchangeable shares, generally applicable to a holder of exchangeable shares who, for purposes of the Income Tax Act (Canada) and the regulations adopted thereunder (the “Tax Act”) and at all relevant times: (i) is, or is deemed to be, a resident of Canada; (ii) deals at arm’s length with Peraso, and Canco (as defined in the Plan of Arrangement); (iii) is not affiliated with Peraso or Canco (as defined in the Plan of Arrangement); and (iv) holds exchangeable shares, and will hold the Peraso shares acquired upon the exchange or redemption of such exchangeable shares, as capital property. Exchangeable shares and Peraso shares will generally be considered to be capital property to a holder unless such exchangeable shares or Peraso shares are held by the holder in the course of carrying on a business of buying and selling securities or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

Certain Resident Holders whose exchangeable shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their exchangeable shares, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. However, exchangeable shares of a Resident Holder in respect of which a valid election was made under subsection 85(1) or 85(2) of the Tax Act will not be Canadian securities to such Resident Holder for this purpose. For the avoidance of doubt, the Peraso shares will not be Canadian securities for the purposes of the election under subsection 39(4) of the Tax Act. Resident Holders should consult their own tax advisors for advice as to whether the election is available or advisable in their own particular circumstances.

This summary does not apply to a Resident Holder: (i) with respect to whom Peraso is or will be a “foreign affiliate” within the meaning of the Tax Act; (ii) that is a “specified financial institution” for the purposes of the Tax Act; (iii) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act; (iv) an interest in which is a “tax shelter investment” for the purposes of the Tax Act; (v) that reports its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency; or (vi) that has entered into or will enter into a “derivative forward agreement”, as defined in the Tax Act, in respect of exchangeable shares or the Peraso shares. Such holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced in writing by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Tax Amendments”) and assumes that all Proposed Tax Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Tax Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law whether by legislative, regulatory, administrative or judicial action or administrative policy or assessing practice nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal, business, or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, holders are urged to consult their own tax advisors to determine the particular tax effects to them under Canadian federal, provincial, territorial or local tax laws and under foreign tax laws, having regard to their own particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars, generally based on the Bank of Canada exchange rate on the date such amounts arise.

Call Rights

Callco and Peraso have certain rights (the “Call Rights”) to acquire exchangeable shares from Resident Holders in certain circumstances. Peraso is of the view that the Call Rights have only a nominal fair market value and accordingly no amount should be allocated to the Call Rights. This summary assumes that the Call Rights have nominal value. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view. Resident Holders should consult with their own tax advisors concerning this possibility.

Redemption, Exchange and Disposition of Exchangeable Shares

A Resident Holder will be considered to have disposed of exchangeable shares:

(i)	on a redemption (including pursuant to a retraction request) of such exchangeable shares by Canco; and

(ii)	on an acquisition of such exchangeable shares by Peraso or Callco pursuant to a Call Right (acquired by Peraso and Callco under Arrangement).

However, as discussed below, the Canadian federal income tax consequences of the disposition for the Resident Holder will be different depending on whether the event giving rise to the disposition is a redemption or retraction by Canco or an acquisition by Peraso or Callco.

A Resident Holder who exercises the right to require the redemption of an exchangeable share by giving a retraction request cannot control whether the exchangeable share will be acquired by Peraso or Callco under the Relevant Call Right or redeemed by Canco.

Redemption or Retraction of Exchangeable Shares

On a redemption (including a retraction) of an exchangeable share by Canco, the Resident Holder of that exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the “redemption proceeds” exceed the paid-up capital (for purposes of the Tax Act) of the exchangeable share at the time of redemption. See “Dividends on Exchangeable Shares” below. On the redemption, the Resident Holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the “redemption proceeds” less the amount of such deemed dividend. The Resident Holder will, in general, realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the exchangeable shares. For this purpose, the “redemption proceeds” of an exchangeable share will be equal to the fair market value of a Peraso share received on the redemption or retraction, plus an amount equal to declared and unpaid dividends on the exchangeable share. For a description of the tax treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below.

Dividends on Exchangeable Shares

In the case of a Resident Holder who is an individual (other than certain trusts), dividends received or deemed to be received on the exchangeable shares will be included in computing the Resident Holder’s income and will be subject to the gross-up and dividend tax credit rules that apply to taxable dividends received from taxable Canadian corporations. Provided that appropriate designations are made by Canco at the time the dividend or deemed dividend is paid, such dividend will be treated as an “eligible dividend” for the purposes of the Tax Act and a Resident Holder who is an individual resident in Canada will be subject to the enhanced gross-up rules and entitled to an enhanced dividend tax credit in respect of such dividend. There are limitations on the ability of a corporation to designate dividends and deemed dividends as eligible dividends.

In the case of a Resident Holder that is a corporation, dividends received or deemed to be received on the exchangeable shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received, and such dividends will generally be deductible in computing the corporation’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is a “private corporation” (as defined in the Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 38 1/3% on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.

A Resident Holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 10 2/3% on its “aggregate investment income” (as defined in the Tax Act), including any dividends that are not deductible in computing taxable income.

The exchangeable shares will be taxable preferred shares and short-term preferred shares for the purpose of the Tax Act. However, a Resident Holder of exchangeable shares who receives or is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.1 of the Tax Act.

Peraso intends to take the position that the exchangeable shares are properly characterized as stock of Peraso for U.S. federal income tax purposes. If the exchangeable shares are treated as stock of Peraso for U.S. federal income tax purposes, any dividends paid by Canco with respect to the exchangeable shares would generally be subject to U.S. non-resident withholding tax. Canco currently intends to withhold U.S. non-resident withholding tax from such dividends paid to a Resident Holder. Any U.S. non-resident withholding tax on such dividends may be eligible to be credited against the Resident Holder’s income tax (where such Resident Holder is entitled to benefits under the Canada – United States Tax Convention (1980)) or deducted from income subject to certain limitations under the Tax Act. Such Resident Holders are urged to consult their own tax advisors having regard to their own particular circumstances.

Exchange of Exchangeable Shares with Peraso or Callco

On the exchange of an exchangeable share by the Resident Holder with Peraso or Callco for Peraso shares, the Resident Holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the exchangeable share. For these purposes, the proceeds of disposition will be the fair market value of the Peraso share received upon exchange plus an amount equal to declared and unpaid dividends on the exchangeable share. For a description of the tax treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below. The acquisition by Peraso or Callco of an exchangeable share from the Resident Holder thereof will not generally result in a deemed dividend to the Resident Holder.

Disposition of Exchangeable Shares other than on Redemption, Retraction or Exchange

A disposition or deemed disposition of exchangeable shares by a Resident Holder, other than on the redemption, retraction or exchange of the shares, will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of those exchangeable shares immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below.

Dividends on Peraso Shares

In the case of a Resident Holder who is an individual, dividends received or deemed to be received by the individual on the Peraso shares will be required to be included in computing the individual’s income for the taxation year in which such dividends are received and will not be subject to the gross-up and dividend tax credit rules in the Tax Act.

In the case of a Resident Holder that is a corporation, dividends received or deemed to be received by the corporation on the Peraso shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and generally will not be deductible in computing the corporation’s taxable income.

A Resident Holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 10 2/3% on its “aggregate investment income” (as defined in the Tax Act), including any dividends that are not deductible in computing taxable income.

Any U.S. non-resident withholding tax on such dividends generally should be eligible, subject to certain limitations under the Tax Act, to be credited against the Resident Holder’s income tax or deducted from income.

Acquisition and Disposition of Peraso Shares

The cost of Peraso shares received on the retraction, redemption or exchange of an exchangeable share will be equal to the fair market value of such Peraso shares at the time of such event and will generally be averaged with the adjusted cost base of any other Peraso shares held at that time by the Resident Holder as capital property for the purpose of determining the Resident Holder’s adjusted cost base of such Peraso shares.

Generally, on a disposition or deemed disposition of Peraso shares, a Resident Holder will realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base to the Resident Holder of the Peraso shares immediately before the disposition or deemed disposition and any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

If the Resident Holder of an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

A Resident Holder that throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 10 2/3% on its “aggregate investment income” (as defined in the Tax Act), including any taxable capital gains.

A taxable capital gain realized by an individual, or certain trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

Holders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

A Resident Holder who is a “specified Canadian entity” as defined in the Tax Act for a taxation year or fiscal period whose total cost amount of “specified foreign property” as defined in the Tax Act, which includes Peraso shares and the exchangeable shares (including any ancillary rights), at any time in the year or fiscal period exceeds $100,000, is required to file an information return for the year or period disclosing prescribed information in respect of such property. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Eligibility for Investment

Provided that the Peraso shares are listed on a “designated stock exchange” within the meaning of the Tax Act (which includes the Nasdaq) at a particular time, the Peraso shares will be qualified investments under the Tax Act for trusts governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered education savings plan (“RESP”), a deferred profit sharing plan, a registered disability savings plan (“RDSP”) and a tax-free savings account (“TFSA”), all as defined in the Tax Act.

Notwithstanding that the Peraso shares may be qualified investments for trusts governed by a TFSA, an RRSP, a RRIF, an RESP or an RDSP, the holder of a TFSA or RDSP, the subscriber of an RESP, or the annuitant of an RRSP or RRIF, as the case may be, may be subject to a penalty tax under the Tax Act if such shares are a “prohibited investment” within the meaning of the Tax Act for the particular TFSA, RRSP, RRIF, RESP or RDSP. The Peraso shares will generally not be a prohibited investment for a TFSA, an RRSP, a RRIF, an RESP or an RDSP provided that the holder of the TFSA or RDSP, the subscriber of the RESP or the annuitant of the RRSP or RRIF, as applicable, deals at arm’s length with Peraso within the meaning of the Tax Act and does not have a “significant interest” within the meaning of the Tax Act in Peraso. Resident Holders should consult their own tax advisors to ensure that the Peraso shares will not be a prohibited investment for a trust governed by a TFSA, RRSP, RDSP, RESP or RRIF in their particular circumstances.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined below) who receive solely shares of Peraso common stock in exchange for exchangeable shares (the “Exchange” for purposes of this summary).

The following summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations thereunder, published rulings of the U.S. Internal Revenue Service (“IRS”) and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. Except as explicitly set forth herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation or regulations. No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Plan of Arrangement, including the exchange of exchangeable shares for Peraso common stock. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a Non-U.S. Holders as a result of the Exchange. In addition, this summary does not address U.S. Holders (as defined below) and does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the U.S. federal income tax consequences applicable to such Non-U.S. Holder, nor does this summary address the U.S. federal income tax considerations of the Exchange to holders that are subject to special provisions under the Code, including the following holders: (a) holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) holders that are dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) holders subject to the alternative minimum tax provisions of the Code; (e) holders that own exchangeable shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) holders that hold exchangeable shares other than as a capital asset within the meaning of Section 1221 of the Code; (g) holders that own or have owned directly, indirectly or constructively, 10% or more of Canco’s voting securities; (h) holders that are controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; (i) holders that are U.S. expatriates or former long-term residents of the United States; (j) holders that hold, have held, or will hold, directly, indirectly or constructively, more than 5% of the shares of

Peraso common stock; (k) certain former citizens or long-term residents of the United States; and (l) holders that are classified for U.S. federal income tax purposes as partnerships and other pass-through entities and investors therein. Exchangeable shareholders that are subject to special provisions under the Code, including holders described above, should consult their own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences relating to the Exchange.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes owns exchangeable shares, the U.S. federal income tax consequences of the Exchange to such partnership and the partners of such partnership generally will depend upon the activities of the partnership and status of such partners. Holders that are classified as partnerships for U.S. federal income tax purposes, and the partners of such entities, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Exchange.

This summary does not address any U.S. estate, state, local or foreign tax consequences relating to the Exchange or any consequences under the alternative minimum tax provisions of the Code or the tax on net investment income imposed by Section 1411 of the Code. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. estate, state, local and foreign tax consequences arising from and relating to the Exchange.

For purposes of this summary, a “U.S. Holder” means for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S. or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust. This summary does not address the tax consequences of the Exchange to any U.S. Holder.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner (for U.S. federal income tax purposes) of exchangeable shares other than a U.S. Holder. The U.S. federal income tax consequences to Non-U.S. Holders depend in significant part on the provisions of the specific treaty, if any, in place from time to time between the United States and the Non-U.S. Holder’s jurisdiction. Non-U.S. Holders are urged to consult a tax advisor who has knowledge of the particular treaty provisions applicable to the Non-U.S. Holder in order to accurately determine the specific tax treatment applicable to them. The following is therefore a very general discussion of such treatment without specific reference to any particular treaty.

U.S. Federal Income Tax Characterization of the Exchangeable Shares

There is no direct authority addressing the characterization and treatment for U.S. federal income tax purposes of instruments with the terms of the exchangeable shares under the facts of the Scheme of Arrangement. Because the exchangeable shares are exchangeable into Peraso common stock, have dividend rights based on the dividends paid with respect to Peraso common stock, and have the benefit of voting rights similar to the voting rights attributable to Peraso common stock, Peraso and Canco intend to take the position that the exchangeable shares constitute voting common stock of Peraso for U.S. federal income tax purposes.

However, this characterization is not binding on the IRS, and the IRS or the courts could treat the exchangeable shares as stock of Canco for U.S. federal income tax purposes. Neither Peraso nor Canco has requested, nor do they intend to request, an opinion from United States legal counsel or a ruling from the IRS regarding the U.S. federal income tax classification of the exchangeable shares.

Tax Consequences to Non-U.S. Holders Arising from the Exchange

Consequences if the Exchangeable Shares Are Treated as Stock of Peraso

If the exchangeable shares are treated as stock of Peraso for U.S. federal income tax purposes, as discussed above in the discussion titled “U.S. Federal Income Tax Characterization of the Exchangeable Shares,” Non-U.S. Holders will generally not be subject to U.S. federal income tax on the gain (if any) realized in the Exchange.

However, if Peraso is or has been a “U.S. real property holding corporation,” or “USRPHC,” for U.S. federal income tax purposes during the shorter of the five-year period preceding the Exchange, or the Non-U.S. Holder’s holding period for the exchangeable shares, a Non-U.S. Holder in the Exchange nonetheless would generally be subject to U.S. federal income tax as described below in “Dispositions of Shares of Peraso Common Stock” as a result of Peraso constituting a USRPHC, unless the common stock of Peraso is regularly traded on an established securities market, under applicable Treasury Regulations, and: (i) the exchangeable shares are regularly traded on an established securities market and such Non-U.S. Holder has never beneficially owned, directly, indirectly, or constructively, more than 5% of the exchangeable shares, (ii) the exchangeable shares are not regularly traded on an established securities market and on the date such Non-U.S. Holder acquired the exchangeable shares such exchangeable shares had a fair market value no greater than 5% of the fair market value of the then outstanding shares of Peraso common stock, or (iii) such non-U.S. Holder files a United States federal income tax return that contains a statement meeting the requirements of Temporary Treasury Regulations Section 1.897-5T(d)(1)(iii), in each case determined under applicable Treasury Regulations.

Peraso does not believe it is a USRPHC or that it will become one in the future. The provisions of the Code and Treasury Regulations regarding these determinations are complex and subject to differing interpretations. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.

Consequences if the Exchangeable Shares Are Not Treated as Stock of Peraso

If the exchangeable shares are not treated as stock of Peraso for U.S. federal income tax purposes, as discussed above in the discussion titled “U.S. Federal Income Tax Characterization of the Exchangeable Shares,” the tax consequences of the Exchange to a Non-U.S. Holder generally will be subject to the rules discussed below in the discussion titled “Dispositions of Shares of Peraso Common Stock.” In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on the gain (if any) realized in the Exchange unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, if required by an applicable treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder, in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise. Non-U.S. Holders described in (i) and (ii) above should consult the corresponding descriptions contained in the discussion entitled “Dispositions of Shares of PerasoTech Common Stock” for a description of the applicable tax consequences of the Exchange.

In addition, if PerasoTech is or has been a USRPHC, the description under “Consequences if the Exchangeable Shares Are Treated as Stock of PerasoTech” relating to the consequences of USRPHC status would generally apply, except that (iii) in such discussion would not apply.

Tax Consequences to Non-U.S. Holders Arising from the Ownership or Disposition of Shares of PerasoTech Common Stock

Receipt of Distributions on Shares of Peraso Common Stock

Distributions, if any, received with respect to the shares of Peraso common stock out of Peraso’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be subject to U.S. withholding tax at a rate of 30% (or lower applicable treaty rate) unless the Non-U.S. Holder establishes that such dividends are effectively connected with such holder’s U.S. trade or business. A Non-U.S. Holder may be able to claim benefits (if any) under an applicable treaty with respect to such withholding taxes. However, there can be no assurance that treaty benefits will be available and Non-U.S. Holders should consult their tax advisors as to the applicability of treaty benefits in such circumstances. In addition, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder on dividends received that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business or, if required by an applicable treaty attributable to a permanent establishment by the Non-U.S. Holder, in the United States. A Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may also be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate) on dividend income that is effectively connected with a U.S. trade or business. To the extent a distribution exceeds Peraso’s current or accumulated earnings and profits, it will first constitute a tax-free return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of a Non-U.S. Holder’s shares of Peraso common stock. Any remainder will constitute capital gain from the disposition of Peraso common stock, the treatment of which is described below.

Dispositions of Shares of Peraso Common Stock

Except as otherwise described below in the discussions of backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Peraso common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•

the Non-U.S. Holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs, and other conditions are met; or

•

the Peraso common stock constitutes a United States real property interest by reason of Peraso’s status as a USRPHC for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or the Non-U.S. Holder’s holding period for, the Peraso common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder owns, or are treated as owning, more than 5% of our common stock at any time during the foregoing period.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). Peraso does not believe that it is a USRPHC, or that it will become a USRPHC in the future, and this discussion assumes this is the case. However, because the determination of whether Peraso is a USRPHC depends on the fair market value of Peraso’s U.S. real property relative to the fair market value of Peraso’s other business assets, there can be no assurance that Peraso will not become a USRPHC in the future. Even if Peraso becomes a USRPHC, however, as long as Peraso’s common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if a Non-U.S. Holder actually or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or the Non-U.S. Holder’s holding period for, the Peraso common stock. No assurance can be provided that Peraso’s common stock will be regularly traded on an established securities market at all times for purposes of the rules described above.

A Non-U.S. Holder described in the first bullet above will generally be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates (and a corporate Non-U.S. Holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty. A Non-U.S. Holder described in the second bullet above will generally be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. Holders should consult your tax advisor with respect to whether any applicable income tax or other treaties may provide for different rules.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the shares of Peraso common stock or exchangeable shares and the proceeds from a sale or other disposition of such shares. Holders of shares of Peraso common stock or exchangeable shares may be subject to U.S. backup withholding tax on these payments if they fail to provide their taxpayer identification numbers to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act Withholding

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder, collectively, FATCA, generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of Peraso common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of Peraso common stock paid to a “non-financial foreign entities” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity and provides certain information with respect to such U.S. owners, certifies that there are none or otherwise establishes and certifies to an exemption. The withholding provisions under FATCA generally apply to dividends on Peraso common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from the sale or other disposition of Peraso common stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Receipt of Distributions on Shares of Peraso Common Stock,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. EACH HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES RELATING TO THE ARRANGEMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

Experts

The consolidated financial statements of Peraso Inc. (formerly known as MoSys, Inc.) as of December 31, 2020 and for the year then ended incorporated in this prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Peraso Technologies Inc. as of December 31, 2020 and 2019 and for the years then ended incorporated in this prospectus by reference to our Current Report on Form 8-K filed with the SEC on December 20, 2021 have been so incorporated in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

The validity of the issuance of shares of common stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our website is located at www.peraso.com. Through links on the “Investors” portion of our website, we make available free of charge all reports, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this prospectus, except for reports filed with the SEC that are specifically incorporated herein by reference.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K or other filed document and incorporated into this prospectus by reference. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. The full registration statement, including exhibits thereto, may be obtained from the SEC or us as indicated above.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information that is either incorporated by reference, or contained in, this prospectus and will be considered a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 18, 2021;
•

our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 13, 2021, August 12, 2021 and November 12, 2021, respectively;

•

our Current Reports on Form 8-K, filed with the SEC on May 26, 2021, June 4, 2021, June 7, 2021, August 3, 2021, August 10, 2021, September 15, 2021, October 22, 2021, November 12, 2021, November 23, 2021, December 2, 2021 and December 20, 2021;

•	our definitive proxy statement for the 2021 special meeting of stockholders on Schedule 14A, filed with the SEC on October 18, 2021;
•

the description of our capital stock set forth in our registration statement on Form 8-A, filed with the SEC on June 26, 2001, as amended by Amendment No. 2 to registration statement on Form 8-A/A, filed with the SEC on November 12, 2010, Amendment No. 3 on Form 8-A/A, filed on July 27, 2011, and Amendment No. 4 on Form 8-A/A, filed on May 24, 2012.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus and prior to the filing of a post-effective amendment to the registration statement containing this prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents.  However, we are not incorporating by reference, in each case, any information or documents that are deemed to be furnished and not filed in accordance with SEC rules, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Peraso Inc.

2309 Bering Dr.

San Jose, CA 95131

(408) 418-7500

Attention: Chief Financial Officer

We will not, however, send exhibits to these documents unless the exhibits are specifically incorporated by reference in those documents or deemed to be incorporated by reference in this prospectus.  In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

PART II

Information Not Required In Prospectus

Item 14.	Other Expenses of Issuance and Distribution

To be provided upon the filing of a prospectus supplement to which this registration statement related or in a report filed by the registrant under the Exchange Act.

Item 15.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Peraso Inc., a Delaware corporation.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Our Certificate of Incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director.  The Certificate of Incorporation also states that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of our directors.  To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to us, our stockholders, and others.

As permitted by our Certificate of Incorporation and the DGCL, our Bylaws provide that we shall indemnify our directors and officers against actions by third parties, and that we shall indemnify our directors, officers and employees against actions brought by or on behalf of the Company. The Bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with each of our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

Item 16.Exhibits.

Exhibit Number	Description

2.1(1)	Arrangement Agreement with Peraso Technologies Inc.

2.2(2)	First Amending Agreement dated October 21, 2021

5.1*	Opinion of Mitchell Silberberg & Knupp LLP

23.1*	Consent of Independent Registered Public Accounting Firm — Weinberg & Co., P.A.

23.2*	Consent of Independent Registered Public Accounting Firm — Weinberg & Co., P.A.

23.3*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)

24*	Power of Attorney (filed as part of signature page to Registration Statement)

* Filed herewith.

(1)	Incorporated by reference to the same-numbered exhibit to Form 8-K, filed by the Company on September 15, 2021 (Commission File No. 000-32929).

(2)	Incorporated by reference to Exhibit 2.1 to Form 8-K, filed by the Company on October 22, 2021 (Commission File No. 000-32929).

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SignatureS

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 7, 2022.

Peraso Inc.
By:	/s/ James W. Sullivan
	Name:	James W. Sullivan
	Title:	Chief Financial Officer

SIGNATURE PAGE AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald Glibbery and James W. Sullivan, and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Glibbery	Chief Executive Officer and Director	January 7, 2022
Ronald Glibbery	(principal executive officer)

/s/ James W. Sullivan	Chief Financial Officer
James W. Sullivan	(principal financial and accounting officer)	January 7, 2022

/s/ Daniel Lewis	Director	January 7, 2022
Daniel Lewis

/s/ Robert Y. Newell	Director	January 7, 2022
Robert Y. Newell

/s/ Ian McWalter	Director	January 7, 2022
Ian McWalter

/s/ Andreas Melder	Director	January 7, 2022
Andreas Melder